Exhibit 99.4

                         AMENDMENT TO LIFE INSURANCE
                      ENDORSEMENT METHOD SPLIT DOLLAR PLAN

         WHEREAS, on August 19, 2004, Cornerstone National Bank (the "Bank") and
J. Rodger Anthony (the "Insured") entered into a Life Insurance Endorsement Method Split Dollar Plan (the "Agreement"); and

         WHEREAS, the Bank and the Insured desire to amend the Agreement in compliance with the recently enacted Internal Revenue Code Section 409A and associated federal regulations.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Insured and the Bank, intending to be legally bound, agree to amend the Agreement, effective as of December, 2007, as follows:

         1. The definition of "Normal Retirement" set forth in Subparagraph VI.C of the Agreement is amended to delete therefrom the word "or" at the end of the first line between the words "Bank" and "that becomes."

         2. The definition of "Disability" set forth in Subparagraph VI.C of the Agreement is hereby deleted in its entirety and replaced with the following definition:

                  Definition of Disability
                  The Insured will be considered "Disabled" if: (a) the Insured is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) the Insured is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider's employer; or (c) the Insured has been determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; or (d) the Insured has been determined to be disabled in accordance with a disability insurance program provided by the Bank and in which Insured participates, provided that the definition of disability applied under such disability insurance program complies with the requirements of (a) or (b) listed above.

         3. Subparagraphs (ii) and (iii) in the definition of "Change of Control" in Paragraph XV of the Agreement are hereby amended to add the italicized language below, and thereby to read as follows:

                  (ii) the acquisition of more than fifty percent (50%) of the outstanding voting securities of the Bank (calculated on a fully diluted basis) by any person during any consecutive

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                  12-month  period of time; or (iii) the sale of more than fifty percent (50%) in value of the assets of the Bank over any consecutive 12-month period of time.

         4. The last paragraph of Paragraph XV of the Agreement is hereby deleted in its entirety and replaced with the following provisions:

                  Upon a Change of Control, the Insured shall be one hundred percent (100%) vested in the benefits promised in this Agreement and, therefore, upon the death of the Insured, the Insured's beneficiary(ies) (designated in accordance with Paragraph III) shall receive the death benefit provided herein as if the Insured had died while employed by the Bank (see Subparagraphs VI(A) and (B)).

         5. The Agreement shall remain otherwise in full force and effect and unchanged.

         In witness whereof, the parties hereto have executed this Amended Life Insurance Endorsement Method Split Dollar Plan as of the effective date set forth above.

                              [SIGNATURES OMITTED]
















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